Exhibit 10.1

CIGNA STOCK UNIT PLAN
(Amended and Restated Effective July 22, 2008)

ARTICLE 1
Statement of Purpose

The CIGNA Stock Unit Plan (the "Plan") is intended to:

(a)
provide incentives for and reward key Company employees by providing them with an opportunity to acquire an equity interest in CIGNA Corporation, thereby increasing their personal interest in its continued success and progress;

(b)	aid the Company in attracting and retaining key personnel of exceptional ability;

(c)	supplement and balance the Company's salary and incentive bonus programs in support of CIGNA Corporation's long-term strategic plans;

(d)	motivate and reward the maximization of CIGNA Corporation's long-term financial results; and

(e)	encourage decisions and actions by Company employees that are consistent with the long-range interests of CIGNA Corporation's shareholders.

This Plan is an amendment and restatement, effective July 22, 2008, of the Prior Plan, under which  the Company was authorized to grant Restricted Stock Units (described in Article 4) from February 28, 1998 to July 21, 2008.  This Plan applies to Restricted Stock Units granted under the Prior Plan to US Individuals that remain outstanding on July 22, 2008 and were not earned and vested within the meaning of Section 409A of the Internal Revenue Code on December 31, 2004 and to Restricted Stock Units granted from and after July 22, 2008.  The purpose of this amendment and restatement is to comply with Section 409A of the Internal Revenue Code.

ARTICLE 2
Definitions

For all purposes of this Plan, except as otherwise expressly provided or defined herein or unless the context otherwise requires, the terms defined in this Article shall have the following meanings:

2.1	"Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

2.2	"Beneficial Owner" and "Beneficially Owned" have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

2.3	"Board of Directors" or "Board" means the board of directors of CIGNA Corporation or any duly authorized committee of that board.

2.4	"CEO" means the Chief Executive Officer of CIGNA Corporation.

2.5	"Change of Control" means any of these events:

(a)
a corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having 25% or more of the combined voting power of CIGNA Corporation's then outstanding securities; or

(b)	there is consummated a merger or consolidation of CIGNA Corporation or any direct or indirect subsidiary of CIGNA Corporation with any other corporation, other than:

(1)
a merger or consolidation immediately following which the individuals who constituted the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or the ultimate parent thereof, or

(2)
a merger or consolidation effected to implement a recapitalization of CIGNA Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CIGNA Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from CIGNA Corporation or its Affiliates) representing 25% or more of the combined voting power of CIGNA Corporation's then outstanding securities; or

(c)
a change occurs in the composition of the Board of Directors at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board of Directors.  For purposes of the preceding sentence "Continuity Directors" shall mean those members of the Board of Directors who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board of Directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CIGNA Corporation); or

(d)
the shareholders of CIGNA Corporation approve a plan of complete liquidation or dissolution of CIGNA Corporation or there is consummated an agreement for the sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation's assets, other than a sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation's assets immediately following which the individuals who constituted the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of CIGNA Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CIGNA Corporation immediately following such transaction or series of transactions.

2.6	"Code" means the Internal Revenue Code of 1986, as amended.

2.7	"Committee" means the People Resources Committee of the Board of Directors or any successor committee with responsibility for compensation.

2.8	"Common Stock" means the common stock, par value $0.25 per share, of CIGNA Corporation.

2.9	"Company" means CIGNA Corporation, a Delaware corporation, and/or its Subsidiaries.

2.10	"Disability" means permanent and total disability as defined in Code Section 22(e)(3).

2.11	"Dividend Equivalent Right" means that part of a Restricted Stock Unit described in Section 4.2.

2.12
"Early Retirement" means a Termination of Employment, after appropriate notice to the Company, (a) on or after a Participant has reached age 55 (but not age 65) and attained at least five years of service (as determined under the rules for counting vesting service under the CIGNA Pension Plan), or (b) upon such terms and conditions approved by the Committee or officers of the Company designated by the Board or the Committee.

2.13	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.14
"Fair Market Value" means the average of the highest and lowest quoted selling prices as reported on the Composite Tape (or any successor method of publishing stock prices) as of 4:00 p.m. Eastern time (or such other time as trading on the New York Stock Exchange may close) on the date as of which any determination of stock value is made.  If the Composite Tape (or any successor publication) is not published on that date, the determination will be made on the next preceding date of publication.  In the absence of reported Common Stock sales, the Committee will determine Fair Market Value by taking into account all facts and circumstances the Committee deems relevant, subject to the requirements of Code Section 409A.

2.15
"Participant" means a salaried officer or other key employee of the Company to whom a Restricted Stock Unit grant has been made under the Plan.  Members of the Board of Directors who are not employed by the Company are not eligible to participate in the Plan.

2.16
"Person" has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) CIGNA Corporation or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of CIGNA Corporation or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of CIGNA Corporation in substantially the same proportions as their ownership of stock of CIGNA Corporation.

2.17	"Plan" means the CIGNA Stock Unit Plan (Amended and Restated Effective July 22, 2008), as it may be amended from time to time.

2.18	"Prior Plan" means the CIGNA International Stock Unit Plan, effective from February 28, 1998 through July 21, 2008.

2.19	"Qualifying Incentive Plan" means any Company bonus plan, short-term or long-term incentive compensation plan or any other incentive compensation arrangement that is not tax qualified under the Code.

2.20	"Restricted Stock Unit" means a Restricted Stock Unit described in Article 4 of the Plan.

2.21
"Retirement" means a Termination of Employment, after appropriate notice to the Company, (i) on or after age 65 with eligibility for immediate annuity benefits under a qualified pension or retirement plan of the Company, or (ii) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board of Directors or the Committee.

2.22
"Subsidiary" means any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by CIGNA Corporation; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA Corporation.

2.23
"Termination for Cause" means a Termination of Employment initiated by the Company on account of the conviction of an employee of a felony or other serious crime involving fraud or dishonesty directed against the Company.

2.24
"Termination of Employment" means the termination of the Participant's active employment relationship with the Company, unless otherwise expressly provided by the Committee, or the occurrence of a transaction by which the Participant's employing Company ceases to be a Subsidiary.

2.25
"Termination Upon a Change of Control" means a Termination of Employment upon or within two years after a Change of Control (i) initiated by the Company or a successor other than a Termination for Cause or (ii) initiated by a Participant after determining in the Participant’s reasonable judgment that there has been a reduction in the Participant’s authority, duties, responsibilities or title, any reduction in the Participant’s compensation, or any change caused by the Company in the Participant’s office location of more than 35 miles from its location on the date of the Change of Control.

2.26
“US Individuals” means individuals who are (a) United States citizens or resident aliens as of July 22, 2008, (b) not otherwise covered by (a) above and become United States citizens or resident aliens as of the year the Restricted Stock Units are paid, except to the extent the Restricted Stock Units are otherwise exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(8)(ii)(A), or (c) nonresident aliens as of July 22, 2008 for whom payment of Restricted Stock Units is, in whole or in part, considered income from sources within the United States (within the meaning of Code Section 861).

ARTICLE 3
Authority to Make Restricted Stock Unit Grants

3.1          General Powers of the Committee.  The Committee is authorized in its sole discretion to select Participants and to grant them Restricted Stock Units in such amounts and upon such terms and conditions as it shall determine, subject to the limitations, restrictions and provisions contained in the Plan.

3.2          General Powers of the CEO.  Subject to the requirements of Delaware law, the CEO is authorized in the CEO’s sole discretion to select Participants and to grant them Restricted Stock Units in such amounts and upon such terms and conditions as the CEO shall determine, subject to the limitations, restrictions and provisions contained in the Plan, including the following:

(a)	The CEO may not make any grants to or for the benefit of (1) members of the Board of Directors or (2) anyone subject to the requirements of Exchange Act Section 16(a);

(b)	The CEO must be a member of the Board of Directors at the time the CEO makes any grant under the Plan; and

(c)
The maximum number of Restricted Stock Units which may be granted under this Section 3.2 is ten percent (10%) of the number of shares of Common Stock authorized to be issued under the CIGNA Long-Term Incentive Plan minus any shares of Common Stock granted by the CEO under section 4.3 of that plan.

ARTICLE 4
Restricted Stock Units

4.1          Restricted Stock Unit.  Each Restricted Stock Unit is a right to receive, subject to the conditions of the Plan and any conditions specified by the Committee (or CEO) at the time of grant, (a) one (1) share of Common Stock (the payment of which is described in Section 4.4) and (b) one (1) Dividend Equivalent Right (the payment of which is described in Section 4.2).

4.2          Dividend Equivalent Right.  Each Dividend Equivalent Right described in Section 4.1 shall be a right to receive cash payments, as described below.  Unless the Committee (or CEO) provides in the applicable Restricted Stock Unit grant document that cash payments of Dividend Equivalent Rights are to be deferred, such cash payments will be made at least annually in each year the Restricted Stock Unit is outstanding in an amount equal to the number of outstanding rights multiplied by the amount of any dividend declared and paid on one share of Common Stock in that year, to the extent the right is outstanding on each such dividend record date.  If the Committee (or CEO) provides that the cash payments are to be deferred, the Committee (or CEO) shall specify in the grant document the time and form of payment in a manner that complies with the requirements of Code Section 409A and the regulations thereunder.

4.3          Restrictions on Restricted Stock Units; Vesting.

(a)
Except as expressly provided below, a Restricted Stock Unit shall not be sold, transferred, assigned, pledged or otherwise disposed of by the Participant.  The Committee in its discretion may establish different restriction terms for different Restricted Stock Units evidenced by a single grant.

(b)
Prior to vesting, a Restricted Stock Unit shall be subject to forfeiture as described in Section 4.6(a).  Unless vesting is accelerated by the occurrence of one of the events described in Section 4.6(b) through (e), the portion of a Restricted Stock Unit described in Section 4.1(a) will become vested upon the payment date(s) specified in the applicable grant document.

4.4          Time and Form of Payment.  The portion of a vested Restricted Stock Unit described in Section 4.1(a) shall be paid in a lump sum on the earlier of a Participant’s death or the payment date(s) specified in the applicable Restricted Stock Unit grant document.  Any payment upon a Participant’s death shall be made to the Participant’s surviving spouse or, if the Participant’s surviving spouse does not survive the Participant, to the Participant’s estate during the 90 day period immediately following the Participant’s death.  A Restricted Stock Unit shall cease to be outstanding and a Participant shall have no further rights related to such Restricted Stock Unit (including Dividend Equivalent Rights) upon the earlier of payment or forfeiture of such Restricted Stock Unit under the terms of the Plan.

4.5          Share Issuance; Voting Rights; Dividends.

(a)
No shares of Common Stock shall be issued under this Plan. This Plan is a Qualifying Incentive Plan under the CIGNA Long-Term Incentive Plan and any successor plan.  Any shares of Common Stock issued as the result of the vesting of a Restricted Stock Unit shall be paid out of that plan.

(b)
No Participant shall have any voting rights, rights to dividend payments, or any other rights of a holder of Common Stock merely because the Participant is granted a Restricted Stock Unit under this Plan.

4.6          Termination of Employment; Change of Control; Death.

(a)
Except as otherwise provided in Sections 4.6(b) through (e), in the event of Termination of Employment of a Participant, all unvested Restricted Stock Units held by the Participant on the date of Termination of Employment and all related rights (including Dividend Equivalent Rights) shall be forfeited, unless otherwise expressly provided by the Committee.

(b)
In the event of Termination of Employment by reason of a Participant's Retirement or Early Retirement, the Committee (or CEO) or its (the CEO’s) designee in the sole discretion of either may provide, before the Participant's Retirement or Early Retirement, that any or all unvested Restricted Stock Units held by the Participant shall immediately vest on the Participant’s date of Retirement or Early Retirement and shall be paid in accordance with Section 4.4.

(c)
In the event of Termination of Employment by reason of a Participant’s Disability, all unvested Restricted Stock Units as of the date of such event shall immediately vest and shall be paid in accordance with Section 4.4.

(d)
In the event of a Participant’s Termination Upon a Change of Control, all unvested Restricted Stock Units as of the Termination date shall immediately vest and shall be paid in accordance with Section 4.4.

(e)
In the case of the death of a Participant, all unvested Restricted Stock Units as of the date of death shall immediately vest and all vested but unpaid Restricted Stock Units shall be paid in accordance with Section 4.4.

4.7          Leave of Absence.  The effect of approved leaves of absence on the vesting of Restricted Stock Units shall be determined by the Committee.

ARTICLE 5
Antidilution Provisions

Except as otherwise expressly provided herein, the following provisions shall apply to all Restricted Stock Units granted under this Plan:

5.1          Stock Dividends, Splits, Etc.  In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, the number of Restricted Stock Units granted under this Plan and that are outstanding on the date of such an event will be adjusted proportionately to maintain the Restricted Stock Unit to share ratio described in Section 4.1.

5.2          Merger, Exchange or Reorganization.  In the event that the outstanding shares of Common Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA Corporation or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination, appropriate adjustment shall be made by the Committee in the number and kind of shares that will be paid with respect to outstanding Restricted Stock Units that have been granted under this Plan, to the end that the proportionate interests of Participants shall be maintained as before the occurrence of such event; provided, however, that in the event of any contemplated transaction which may constitute a Change of Control of CIGNA Corporation, the Committee, with the approval of a majority of the members of the Board of Directors, may modify any and all outstanding Restricted Stock Units so as to accelerate, as a consequence of or in connection with such transaction, the vesting of such Restricted Stock Units. Any Restricted Stock Units subject to this Section 5.2 shall be paid in accordance with Section 4.4.

ARTICLE 6
Administration of Plan

6.1          General Administration.  The Plan is to be administered by the Committee, subject to such requirements for review and approval by the Board of Directors as the Board of Directors may establish.

6.2          Administrative Rules.  The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

6.3          Decisions Binding.  All decisions of the Committee concerning this Plan shall be binding on CIGNA Corporation and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under the Plan.

6.4          Section 409A Compliance.  It is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted.

ARTICLE 7
Amendments

All amendments to this Plan shall be in writing and shall be effective when approved by the Board of Directors. Unless otherwise expressly provided by an amendment or the Board of Directors, no amendment to this Plan shall apply to Restricted Stock Units granted before the effective date of the amendment. A Participant's rights with respect to outstanding Restricted Stock Units may not be abridged by any amendment, modification or termination of the Plan without the Participant’s individual consent.

ARTICLE 8
Other Provisions

8.1          Duration of the Plan.  The Plan shall remain in effect until all Restricted Stock Units covered by or granted under this Plan have been paid or forfeited under the terms of this Plan.

8.2          Early Termination.  Notwithstanding the provisions of Section 8.1, the Board of Directors may terminate this Plan at any time; but no such action by the Board of Directors shall adversely affect the rights of Participants which exist under this Plan immediately before its termination.

8.3          Awards Not Assignable.  Except as otherwise permitted by applicable law, no Restricted Stock Unit or any rights related to a Restricted Stock Unit, including any right to receive any payment under this Plan, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution.  Any other attempted assignment or alienation shall be void and of no force or effect.

8.4          Withholding Taxes.  Upon the vesting or payment of any Restricted Stock Unit or portion thereof described in Article 4, the Company shall have the right at its option to:

(a)	require the Participant (or personal representative or beneficiary) to remit an amount sufficient to satisfy any legally required withholding taxes; or

(b)	deduct, from any amount payable, the amount of any taxes the Company may be required to withhold with respect to such transaction.

The Committee may require the Participant to remit such amount in whole or in part in Common Stock. The Committee may establish such additional conditions as it deems appropriate.  If the Participant remits such amount in Common Stock, the number of shares of Common Stock delivered to or on behalf of a Participant shall be reduced by the number of shares so remitted.  Common Stock so remitted shall be valued using the Fair Market Value of Common Stock as of the date the withholding obligation arises.

8.5          Participant's Rights Unsecured.  The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

8.6          Future Participation Not Guaranteed.  Participation in the Plan with respect any one or more grants of Restricted Stock Units is not in and of itself to be construed as evidence of a right to receive any subsequent Restricted Stock Unit grant.

8.7          Termination of Employment.  CIGNA Corporation and each Subsidiary retain the right to terminate the employment of any employee at any time for any reason or no reason, and a Restricted Stock Unit grant under the Plan to a Participant is not, and shall not be construed in any manner to be, a waiver of such right.

8.8          Successors.  Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of CIGNA Corporation, shall assume the liabilities of CIGNA Corporation under this Plan and perform any duties and responsibilities in the same manner and to the same extent that CIGNA Corporation would be required to perform if no such succession had taken place.

8.9          Construction.  The terms used in this Plan shall include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires.

8.10        Severability.  If any provisions of the Plan, or any Restricted Stock Unit grant made under the Plan, is held to be invalid, void or unenforceable, the validity of any other provision of the Plan or grant made under the Plan shall not be affected.

8.11        Interpretation.  All statutory or regulatory references in this Plan shall include successor provisions.

8.12        Controlling Law.  This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.